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                       November 21, 2022

       Sheri Savage
       Chief Financial Officer
       Ultra Clean Holdings, Inc.
       26462 Corporate Avenue
       Hayward, California 94545

                                                        Re: Ultra Clean
Holdings, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 000-50646

       Dear Sheri Savage:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Manufacturing